Exhibit 99.1
News Release



Contact:  Douglas Poretz
          The Poretz Group.
          1-703-506-1778

          John Parsons
          Micro-Integration Corp.
          1-800-600-6448 Ext. 820



         Micro-Integration Dismisses CFO, Accounting Errors Discovered,
                      Will Restate Prior Quarter Earnings


FROSTBURG, MD -- February 6, 1997 -- Micro-Integration Corp. (MI) (NASDAQ: MINT) today announced that is has forced its Chief Financial Officer (CFO) to resign and has discovered inappropriate accounting procedures and financial controls that will require the Company to restate the quarters ended June 30, 1996, and September 30, 1996.

The Company also said that the lack of appropriate financial controls and inaccurate information contributed to a loss for the quarter ended December 31, 1996. Chairman and CEO John Parsons said that results for the December quarter, the third quarter of the Company's 1997 fiscal year, will be issued next week, at which time the Company will also schedule a conference call for investors. Parsons said he expects that the Company will report a loss of approximately $0.10 per share for the quarter.

Parsons expects that the quarter ended June 30, 1996 will be restated to a loss of $0.07 per share compared to a previously reported profit of $0.02 per share. He also expects the quarter ended September 30, 1996, will be restated to a loss of $0.17 per share, compared to a previously reported loss of $0.08 per share.

"This is especially disconcerting given that our growth strategy appears to be working," Parsons said. He said that revenues for the quarter ended December 30, 1996, will show "a substantial gain, of about 40%" compared to the same quarter last year, and "about 60%" over the prior quarter. He also said that January 1997 sales reached approximately $1.3 million, the strongest sales month in the Company's history. "We now have the revenue growth momentum we have been seeking. Our acquisitions are being integrated well, and all the reasons for our recently reinvigorated optimism are being masked by accounting errors related to items such as schedules for depreciation and amortization, booking of pre-paid expenses, and bad debt."

Parsons said that upon discovering discrepancies, the CFO was forced to resign, the Company's former CFO was called upon to review the accounting process, and the auditors and legal counsel were asked to make independent assessments of the matters.

Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected including the timely development and acceptance of new products and price competition. The Company assumes no obligation to update the information in this release.

Micro-Integration Corp. offers systems integration, consultation, and Internet/Intranet services to organizations that want to use information technology as a strategic business tool. MI specializes in providing high-quality products and services that help customers take advantage of distributed computing and downsizing applications from IBM host-based systems to client-server and PC-based systems.